Exhibit 10.11

EMPLOYMENT AGREEMENT

EMPLOYMENT AGREEMENT, dated as of March 26, 2007 (the “Employment Agreement”), by and between Hawker Beechcraft Corporation, a Kansas corporation (the “Company”), and James K. Sanders (the “Executive”).

WHEREAS, Hawker Beechcraft, Inc., a Delaware corporation and indirect parent of the Company (“HBI”) is party to the Stock Purchase Agreement, dated as of December 20, 2006 (the “Stock Purchase Agreement”), among HBI, Greenbulb Limited, a company organized under the laws of England and Wales (“U.K. Buyer”), Raytheon Company, a Delaware corporation (“Parent”), Raytheon Aircraft Holdings, Inc., a Delaware corporation (“RAHI”), and Raytheon Aircraft Services Limited, a company organized under the laws of England and Wales (“RASL”);

WHEREAS, Parent directly owns all of the outstanding capital stock of RAHI and indirectly owns all of the outstanding capital stock of RASL, and RAHI directly owns all of the outstanding membership interests of Raytheon Aircraft Acquisition Company LLC, a Delaware limited liability company (“RAAC”);

WHEREAS, U.K. Buyer and RASL are also party to that certain Asset Purchase Agreement dated as of December 20, 2006 (the “Asset Purchase Agreement”);

WHEREAS, as of the Closing (as defined in the Stock Purchase Agreement), HBI will purchase all of the equity interests of RAAC from RAHI, and U.K. Buyer will purchase the RASL Assets (as defined in the Stock Purchase Agreement) from RASL pursuant to the Asset Purchase Agreement; and

WHEREAS, the Executive is currently employed as the Chief Financial Officer of Raytheon Aircraft Company, a subsidiary of RAAC, and the Company and the Executive desire to continue the Executive’s employment with the Company on the terms and conditions set forth in this Employment Agreement.

NOW, THEREFORE, in consideration of the mutual covenants contained herein and other valid consideration, the sufficiency of which is acknowledged, the parties hereto agree as follows:

Section 1. Employment.

1.1. Term. The Company agrees to employ the Executive, and the Executive agrees to be employed by the Company, in each case pursuant to this Employment Agreement, for a period commencing on the Closing Date (as defined in the Stock Purchase Agreement) (such date, the “Effective Date”) and ending on the earlier of (i) the fifth (5th) anniversary of the Effective Date and (ii) the termination of the Executive’s employment in accordance with Section 3 hereof (the “Term”). The term shall be extended for an additional one-year term on the fifth (5th) anniversary of the Effective Date, and each subsequent anniversary thereof, absent ninety (90) days advance notice of non-extension from either party to the other.

1.2. Duties. During the Term, the Executive shall serve as the Company’s Chief Financial Officer and such other positions as an officer or director of the Company and such affiliates of the Company as the Executive and the Company’s Chief Executive Officer shall mutually agree from time to time, and shall report directly to the Company’s Chief Executive Officer. In his position of Chief Financial Officer, the Executive shall have all authorities customary for the Chief Financial Officer of the Company’s size and nature, plus such additional duties, consistent with the foregoing, as the Company’s Chief Executive Officer may reasonably assign. The principal place of employment, and principal office, shall be the Company’s headquarters in Wichita, Kansas.

1.3. Exclusivity. During the Term, the Executive shall devote substantially all of his business time and efforts to the performance of his duties, shall faithfully serve the Company, and shall in all material respects conform to and comply with the lawful and reasonable directions and instructions given to him by the Company’s Chief Executive Officer. During the Term, the Executive may, only to the extent not interfering with his duties at the Company, manage his personal investments and affairs.

Section 2. Compensation.

2.1. Salary. As compensation for the performance of the Executive’s services hereunder, during the Term, the Company shall pay to the Executive a salary at an annual rate of Two Hundred and Seventy-Five Thousand dollars ($275,000) payable in accordance with the Company’s standard payroll policies (the “Base Salary”). The Base Salary will be reviewed annually and may be adjusted upward (but not downward) by the Company’s Chief Executive Officer.

2.2. Annual Bonus. For each completed calendar year occurring during the Term, the Executive shall be eligible for potential awards of additional compensation (the “Annual Bonus”) to be based upon such individual performance criteria and objectively determinable Company performance criteria for each such calendar year as determined by the Board of Directors of Hawker Beechcraft, Inc. (the “Board”), (including a pro-rata bonus for calendar year 2007). The Executive’s target Annual Bonus opportunity for each calendar year that ends during the Term shall equal seventy-five percent (75%) of the Base Salary (the “Target Annual Bonus Opportunity”). The maximum bonus payable shall be equal to one hundred and fifty percent (150%) of the Base Salary. The amount paid depends on the extent to which personal and objective Company “target” and “stretch” performance goals, set annually by the Board, are achieved. The Annual Bonus shall be paid within ninety (90) days of the end of the calendar year. The Annual Bonus shall be payable in cash; provided, however, that with the Executive’s consent, up to fifty percent (50%) of the Annual Bonus may be payable in Common Stock of Hawker Beechcraft, Inc. (as defined below).

2.3. Employee Benefits. During the Term, the Executive shall be eligible to participate in such health and other group insurance and other employee benefit plans and programs of the Company as in effect from time to time on the same basis as other senior executives of the Company.

2.4. Vacation. During the Term, the Executive shall be entitled to four (4) weeks vacation per calendar year, with up to an aggregate of four (4) weeks carry-over permissible to the extent vacation days are not used. The number of vacation days are prorated for the first and last calendar years of employment, and shall be determined by multiplying twenty (20) by a fraction, the numerator of which is the number of days the Executive is employed by the Company during the applicable year and the denominator of which is 365.

2.5. Business Expenses. The Company shall pay or reimburse the Executive, upon presentation of documentation, for all commercially reasonable business out-of-pocket expenses that the Executive incurs during the Term in performing his duties under this Employment Agreement and in accordance with the expense reimbursement policy of the Company as approved by the Board (or a committee thereof) and in effect from time to time.

2.6. Travel. The Company shall pay or reimburse the Executive for first-class air travel incurred during the Term in connection with the performance of his duties.

Section 3. Employment Termination.

3.1. Termination of Employment. The Company may terminate the Executive’s employment for any reason during the Term at any time upon not less than thirty (30) days’ notice, or without prior notice in connection with a termination by the Company for Cause (the date on which the Executive’s employment terminates, the “Termination Date”). Upon the termination of the Executive’s employment with the Company for any reason, the Executive shall be entitled to (i) payment of any Base Salary earned but unpaid through the date of termination, (ii) earned but unpaid Annual Bonus for calendar years completed prior to the Termination Date (payable in cash in the ordinary course), (iii) unused vacation days (consistent with Section 2.4 hereof) paid out at the per-business-day base salary rate, (iv) additional vested benefits (if any) in accordance with the applicable terms of applicable Company arrangements, (v) and any unreimbursed expenses in accordance with Section 2.5 hereof (collectively, the “Accrued Amounts”).

3.2. Certain Terminations.

(a) Termination by the Company other than for Cause or Disability; Termination by the Executive for Good Reason. If the Executive’s employment is terminated (x) by the Company other than for Cause or Disability or (y) by the Executive for Good Reason, in addition to the Accrued Amounts, the Executive shall be entitled to a payment equal to 1.5 times the sum of his Base Salary at the rate in effect immediately prior to the Termination Date plus the Target Annual Bonus Opportunity for the year of such termination (such payments, the “Severance Payments”). In addition, the Company shall pay the Executive a pro-rata bonus for the year of termination, based on the actual performance of the Company for the full year and the number of days in such year prior to and including the Termination Date (the “Pro-Rata Bonus”), payable at the time when annual bonuses are paid generally. The Company’s obligations to make the Severance Payments shall be conditioned upon: (i) the Executive’s continued compliance with his obligations under Section 4 of this Employment Agreement and (ii) the Executive’s execution, delivery and non-revocation of a valid and enforceable general release of claims (the “Release”) substantially in the form attached hereto as

Exhibit A. Subject to Section 3.2(d), the Severance Payments will be paid in equal installments on the Company’s regular payroll dates occurring during the eighteen (18) month period beginning as soon as practicable following the effectiveness of the Release. The Company shall also provide continued health and welfare benefits to the Executive and his eligible dependents until the first (1st) anniversary of the Termination Date, on the same basis as a then active employee of the Company, with COBRA benefits commencing thereafter.

(b) Termination by Death, Disability, or Non-Extension of the Term by the Company. If the Executive’s employment is terminated by reason of the Executive’s death, Disability, or by non-extension of the Term by the Company, the Company shall pay the Executive (or his heirs upon a termination by death) the Pro-Rata Bonus at the time when bonuses are paid, if at all, generally. In the event of termination by non-extension of the Term by the Company, the Company will continue to provide health and welfare benefits to the Executive through the first anniversary of the Termination Date. In the event of termination by reason of the Executive’s death, the Company shall continue to provide health and welfare benefits to the Executive’s eligible dependants through the first (1st) anniversary of the Termination Date, with COBRA benefits commencing thereafter.

(c) Definitions. For purposes of Section 3, the following terms have the following meanings:

(1) “Cause” shall mean (i) the Executive’s willful refusal to substantially perform, or his willful failure to make good faith efforts to substantially perform, his material duties for the Company, or willful failure or refusal to comply with the Company’s policies, which refusal or failure remains uncured for fifteen (15) days after he receives written notice from the Board demanding cure; (ii) in carrying out his duties under this Agreement, the Executive engages in gross misconduct or gross neglect; or (iii) the Executive is convicted of, or enters a plea of guilty or nolo contendere to, a felony or a misdemeanor involving moral turpitude.

(2) “Disability” shall mean the Executive is entitled to receive long-term disability benefits under the long-term disability plan of the Company in which Executive participates, or, if there is no such plan, the Executive’s inability, due to physical or mental ill health, to perform the essential functions of the Executive’s job, with or without a reasonable accommodation, for 90 days out of any 270 day consecutive day period.

(3) “Good Reason” shall mean the occurrence of any of the following events without either the Executive’s prior express written consent or cure by the Company within 30 days after he gives written notice to the Company describing the event and requesting cure: (i) any material diminution in the Executive’s authorities, titles or offices as are in effect on the Effective Date; (ii) a material change in the reporting structure so that he reports to someone other than the Board; (iii) any relocation of the Company’s principal office, or of the Executive’s own principal place of employment, to a location more than 35 miles from Wichita, Kansas; (iv) any material breach by the Company, or any of its affiliates, of any material obligation to the Executive; or (v) the failure of the Company to obtain the assumption in writing of its obligation to perform this Agreement by any successor to all or substantially all of the business and assets of the Company. Executive must provide notice of termination of employment within ninety (90) calendar days of Executive’s knowledge of the event constituting Good Reason or such event shall not constitute Good Reason under this Agreement.

(d) Section 409A. If the Executive is a “specified employee” for purposes of Section 409A of the United States Internal Revenue Code of 1986, as amended (the “Code”), and the regulations thereunder, any Severance Payments required to be made pursuant to Section 3.2 which are subject to Section 409A of the Code shall not commence until one day after the day which is six (6) months from the Termination Date, with the first payment equaling six (6) months of his Base Salary at the rate in effect immediately prior to the Termination Date. Notwithstanding anything to the contrary contained in Section 3.2, if Section 409A of the Code and the proposed regulations thereunder are amended such that the payout schedule of the Severance Payments subjects the Executive to tax under Section 409A of the Code, the Company will amend such payout schedule to avoid such tax, or shall make the Executive whole for the imposition of such tax.

3.3. Exclusive Remedy. The foregoing payments upon termination of the Executive’s employment shall constitute the exclusive severance payments due the Executive upon a termination of his employment under this Employment Agreement. Notwithstanding the foregoing provisions of Section 3, the Severance Payments and the Pro-Rata Bonus shall be reduced dollar for dollar by all amounts and benefits paid or payable pursuant to the letter from Raytheon Company to the Executive dated July 26, 2006 if the termination of Executive’s employment occurs before the first anniversary of the Effective Date.

3.4. Resignation from All Positions. Upon the termination of the Executive’s employment with the Company for any reason, the Executive shall resign, as of the date of such termination, from all positions he then holds as an officer, director, employee and member of the boards of directors (and any committee thereof) of the Company and its affiliates. The Executive shall be required to execute such writings as are required to effectuate the foregoing.

3.5. Cooperation. Following the termination of the Executive’s employment with the Company for any reason, the Executive shall reasonably cooperate with the Company upon reasonable request of the Board and to be reasonably available to the Company with respect to matters arising out of the Executive’s services to the Company and its subsidiaries. The Company shall reimburse the Executive for expenses reasonably incurred in connection with such matters.

Section 4. Unauthorized Disclosure; Non-Competition; Non-Solicitation; Interference with Business Relationships; Proprietary Rights.

4.1. Unauthorized Disclosure. The Executive agrees and understands that in the Executive’s position with the Company, the Executive has been and will be exposed to and has and will receive information relating to the confidential affairs of the Company and its affiliates, including, without limitation, technical information, intellectual property, business and marketing plans, strategies, customer information, software, other information concerning the products, promotions, development, financing, expansion plans, business policies and practices of the Company and its affiliates and other forms of information considered by the Company and its affiliates to be confidential or in the nature of trade secrets (including, without limitation, ideas, research and development, know-how, formulas, technical data, designs, drawings, specifications, customer and supplier lists, pricing and cost information and business and marketing plans and proposals) (collectively, the “Confidential Information”). The Executive agrees that at all times during the Executive’s employment with the Company and thereafter, the Executive shall not disclose such Confidential Information, either directly or indirectly, to any individual, corporation, partnership, limited liability company, association, trust or other entity or organization, including a government or political subdivision or an agency or instrumentality thereof (each a “Person”) without the prior written consent of the Company and shall not use or attempt to use any such information in any manner other than in connection with his employment with the Company, unless required by law to disclose such information, in which case the Executive shall provide the Company with written notice of such requirement as far in advance of such anticipated disclosure as possible. This confidentiality covenant has no temporal, geographical or territorial restriction. Upon termination of the Executive’s employment with the Company, the Executive shall promptly supply to the Company all property, keys, notes, memoranda, writings, lists, files, reports, customer lists, correspondence, tapes, disks, cards, surveys, maps, logs, machines, technical data and any other tangible product or document which has been produced by, received by or otherwise submitted to the Executive during or prior to the Executive’s employment with the Company, and any copies thereof in his (or capable of being reduced to his) possession.

4.2. Non-Competition. By and in consideration of the Company’s entering into this Employment Agreement, and in further consideration of the Executive’s exposure to the Confidential Information of the Company and its affiliates, the Executive agrees that the Executive shall not, during the Executive’s employment with the Company (whether during the Term or thereafter) and for a period of eighteen (18) months thereafter (the “Restriction Period”), directly or indirectly, own, manage, operate, join, control, be employed by, or participate in the ownership, management, operation or control of, or be connected in any manner with, including, without limitation, holding any position as a stockholder, director, officer, consultant, independent contractor, employee, partner, or investor in, any Restricted Enterprise (as defined below); provided, that in no event shall ownership of one percent (1%) or less of the outstanding securities of any class of any issuer whose securities are registered under the Securities Exchange Act of 1934, as amended, standing alone, be prohibited by this Section 4.2, so long as the Executive does not have, or exercise, any rights to manage or operate the business of such issuer other than rights as a stockholder thereof. For purposes of this paragraph, “Restricted Enterprise” shall mean any Person that is actively engaged in any geographic area in (i) the ownership of a type certificate of, or the design, manufacture, sale, or marketing of, general aviation aircraft of whatever description, including, without limitation, of whatever size, range, engine type, or intended use, or of military trainer aircraft, or the design, manufacture, distribution, sale, or marketing of airframe components for general aviation aircraft or military trainer aircraft, or the provision of line fixed base operations or maintenance, repair, and/or overhaul services for general aviation aircraft or military trainer aircraft or (ii) any other business proposed to be conducted by the Company or any of its subsidiaries in the Company’s business plan as in effect at that time. During the Restriction Period, upon request of the Company, the Executive shall notify the Company of the Executive’s then-current employment status

4.3. Non-Solicitation of Employees. During the Restriction Period, the Executive shall not directly or indirectly contact, induce or solicit (or assist any Person to contact, induce or solicit) for employment any person who is, or within twelve (12) months prior to the date of such solicitation was, an employee of the Company or any of its affiliates.

4.4. Interference with Business Relationships. During the Restriction Period, the Executive shall not directly or indirectly contact, induce or solicit (or assist any Person to contact, induce or solicit) any customer or client of the Company or its subsidiaries to terminate its relationship or otherwise cease doing business in whole or in part with the Company or its subsidiaries, or directly or indirectly interfere with (or assist any Person to interfere with) any material relationship between the Company or its subsidiaries and any of its or their customers or clients so as to cause harm to the Company or its affiliates.

4.5. Extension of Restriction Period. The Restriction Period shall be tolled for any period during which the Executive is in breach of any of Sections 4.2, 4.3 or 4.4 hereof.

4.6. Proprietary Rights. The Executive shall disclose promptly to the Company any and all inventions, discoveries, and improvements (whether or not patentable or registrable under copyright or similar statutes), and all patentable or copyrightable works, initiated, conceived, discovered, reduced to practice, or made by him, either alone or in conjunction with others, during the Executive’s employment with the Company and related to the business or activities of the Company and its affiliates (the “Developments”). Except to the extent any rights in any Developments constitute a work made for hire under the U.S. Copyright Act, 17 U.S.C. § 101 et seq. that are owned ab initio by the Company and/or its applicable affiliate, the Executive assigns all of his right, title and interest in all Developments (including all intellectual property rights therein) to the Company or its nominee without further compensation, including all rights or benefits therefor, including without limitation the right to sue and recover for past and future infringement. The Executive acknowledges that any rights in any Developments constituting a work made for hire under the U.S. Copyright Act, 17 U.S.C § 101 et seq. are owned upon creation by the Company and/or its applicable affiliate as the Executive’s employer. Whenever requested to do so by the Company, the Executive shall execute any and all applications, assignments or other instruments which the Company shall deem necessary to apply for and obtain trademarks, patents or copyrights of the United States or any foreign country or otherwise protect the interests of the Company and its affiliates therein. These obligations shall continue beyond the end of the Executive’s employment with the Company with respect to inventions, discoveries, improvements or copyrightable works initiated, conceived or made by the Executive while employed by the Company, and shall be binding upon the Executive’s employers, assigns, executors, administrators and other legal representatives. In connection with his execution of this Employment Agreement, the Executive has informed the Company in writing of any interest in any inventions or intellectual property rights that he holds as of the date hereof. If the Company is unable for any reason, after reasonable effort, to obtain the Executive’s signature on any document needed in connection with the actions described in this Section 4.6, the Executive hereby irrevocably designates and appoints the Company and its duly authorized officers and agents as the Executive’s agent and attorney in fact to act for and on the Executive’s behalf to execute, verify and file any such documents and to do all other lawfully permitted acts to further the purposes of this Section 4.6 with the same legal force and effect as if executed by the Executive.

4.7. Confidentiality of Agreement. Other than with respect to information required to be disclosed by applicable law, the parties hereto agree not to disclose the terms of this Employment Agreement to any Person; provided the Executive may disclose this Employment Agreement and/or any of its terms to the Executive’s immediate family, financial advisors and attorneys, so long as the Executive instructs every such Person to whom the Executive makes such disclosure not to disclose the terms of this Employment Agreement further. Anytime after this agreement is filed with the SEC or any other government agency by the Company and becomes a public record, this provision shall no longer apply.

4.8. Remedies. The Executive agrees that any breach of the terms of this Section 4 would result in irreparable injury and damage to the Company for which the Company would have no adequate remedy at law; the Executive therefore also agrees that in the event of said breach or any threat of breach, the Company shall be entitled to an immediate injunction and restraining order to prevent such breach and/or threatened breach and/or continued breach by the Executive and/or any and all Persons acting for and/or with the Executive, without having to prove damages, in addition to any other remedies to which the Company may be entitled at law or in equity, including, without limitation, the obligation of the Executive to return any Severance Payments made by the Company to the Company. The terms of this paragraph shall not prevent the Company from pursuing any other available remedies for any breach or threatened breach hereof, including, without limitation, the recovery of damages from the Executive. The Executive and the Company further agree that the provisions of the covenants contained in this Section 4 are reasonable and necessary to protect the businesses of the Company and its affiliates because of the Executive’s access to Confidential Information and his material participation in the operation of such businesses.

Section 5. Representation. The Executive represents and warrants that (i) he is not subject to any contract, arrangement, policy or understanding, or to any statute, governmental rule or regulation, that in any way limits his ability to enter into and fully perform his obligations under this Employment Agreement and (ii) he is not otherwise unable to enter into and fully perform his obligations under this Employment Agreement.

Section 6. Non-Disparagement. From and after the Effective Date and following termination of the Executive’s employment with the Company, the Executive and the Company agree not to make any statement that criticizes, ridicules, disparages or is otherwise derogatory of the other Party or, in the case of statements about the Company, any of its subsidiaries, affiliates, employees, officers, directors or stockholders. For such purpose, statements by “the Company” shall mean only (i) the Company by press release or other formally released announcement and (ii) the executive officers and directors thereof and not any other employees.

Section 7. Taxes.

7.1. Withholding. All amounts paid to the Executive under this Employment Agreement during or following the Term shall be subject to withholding and other employment taxes imposed by applicable law. The Executive shall be solely responsible for the payment of all taxes imposed on him relating to the payment or provision of any amounts or benefits hereunder.

7.2. Effect of Section 280G of the Code. Anything in this Employment Agreement to the contrary notwithstanding and except as set forth below, if it is determined that any payment or distribution by the Company to or for your benefit (whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise, but determined without regard to any additional payments required under this Section 7.2) (a “Payment”) would be subject to the excise tax imposed by Section 4999 of the Code, or any interest or penalties are incurred by you with respect to such excise tax (such excise tax, together with any such interest and penalties, are hereinafter collectively referred to as the “Excise Tax”), then you shall be entitled to receive an additional payment (a “Gross-Up Payment”) in an amount such that after payment by you of all taxes (including any interest or penalties imposed with respect to such taxes), including, without limitation, any income taxes (and any interest and penalties imposed with respect thereto) and Excise Tax imposed upon the Gross-Up Payment, you retain an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Payments. Notwithstanding the foregoing provisions of this Section 7.2, in the event that a reduction to the Payments in respect of the Executive of 25% or less would cause no Excise Tax to be payable, the Executive will not be entitled to a Gross-Up Payment and the Payments shall be reduced to the extent necessary so that the Payments shall not be subject to the Excise Tax. Unless the Executive shall have given prior written notice to the Company specifying a different order by which to effectuate the foregoing, the Company shall reduce or eliminate the Payments (x) by first reducing or eliminating the portion of the Payments which are not payable in cash (other than that portion of the Payments subject to clause (z) hereof), (y) then by reducing or eliminating cash payments (other than that portion of the Payments subject to clause (z) hereof) and (z) then by reducing or eliminating the portion of the Payments (whether payable in cash or not payable in cash) to which Treasury Regulation Section 1.280G-1 Q/A 24(c) (or successor thereto) applies, in each case in reverse order beginning with payments or benefits which are to be paid the farthest in time from the date of the change in control of the Company. Any notice given by the Executive pursuant to the preceding sentence shall take precedence over the provisions of any other plan, arrangement or agreement governing the Executive’s rights and entitlements to any benefits or compensation.

Section 8. Miscellaneous.

8.1. Indemnification. The Company shall indemnify the Executive to the fullest extent provided under Delaware law and shall provide the Executive, with respect to claims arising or asserted during the Term and for six years thereafter, Directors and Officers Insurance no less favorable that then apply to the Company’s directors and officers generally.

8.2. Amendments and Waivers. This Employment Agreement and any of the provisions hereof may be amended, waived (either generally or in a particular instance and either retroactively or prospectively), modified or supplemented, in whole or in part, only by written agreement signed by the parties hereto; provided, that, the observance of any provision of this Employment Agreement may be waived in writing by the party that will lose the benefit of such provision as a result of such waiver. The waiver by any party hereto of a breach of any provision of this Employment Agreement shall not operate or be construed as a further or continuing waiver of such breach or as a waiver of any other or subsequent breach, except as otherwise explicitly provided for in such waiver. Except as otherwise expressly provided herein, no failure on the part of any party to exercise, and no delay in exercising, any right, power or remedy hereunder, or otherwise available in respect hereof at law or in equity, shall operate as a waiver thereof, nor shall any single or partial exercise of such right, power or remedy by such party preclude any other or further exercise thereof or the exercise of any other right, power or remedy.

8.3. Assignment; No Third-Party Beneficiaries. This Employment Agreement, and the Executive’s rights and obligations hereunder, may not be assigned by the Executive, and any purported assignment by the Executive in violation hereof shall be null and void. Nothing in this Employment Agreement shall confer upon any Person not a party to this Employment Agreement, or the legal representatives of such Person, any rights or remedies of any nature or kind whatsoever under or by reason of this Employment Agreement, except the personal representative of the deceased Executive may enforce the provisions hereof applicable in the event of the death of the Executive. The Company is authorized to assign this Employment Agreement to a successor to substantially all of its assets.

8.4. Notices. Unless otherwise provided herein, all notices, requests, demands, claims and other communications provided for under the terms of this Employment Agreement shall be in writing. Any notice, request, demand, claim or other communication hereunder shall be sent by (i) personal delivery (including receipted courier service) or overnight delivery service, (ii) facsimile during normal business hours, with confirmation of receipt, to the number indicated, (iii) reputable commercial overnight delivery service courier or (iv) registered or certified mail, return receipt requested, postage prepaid and addressed to the intended recipient as set forth below:

If to the Company:	c/o GS Capital Partners
85 Broad Street
New York, NY 10004
Attention: Sanjeev Mehra
Facsimile: 212-357-5505

and

c/o Onex Partners Advisor LP
161 Bay Street, 49th Floor
Toronto, ON M5J 2S1
Attention: Nigel Wright
Facsimile: 416-362-5765

with a copy to:

Fried, Frank, Harris, Shriver & Jacobson LLP
One New York Plaza
New York, NY 10004
Attention: Christopher Ewan, Esq.
Facsimile: 212-859-4000

If to the Executive:	James K. Sanders at his principal office at the Company (during the Term), and at all times to his principal residence as reflected in the records of the Company with a copy to:

Foulston Siefkin LLP
Attn: Harvey R. Sorensen
1551 N. Waterfront Parkway, Suite 100
Wichita, KS 67206-4466

All such notices, requests, consents and other communications shall be deemed to have been given when received. Either party may change its facsimile number or its address to which notices, requests, demands, claims and other communications hereunder are to be delivered by giving the other parties hereto notice in the manner then set forth.

8.5. Governing Law. This Employment Agreement shall be construed and enforced in accordance with, and the rights and obligations of the parties hereto shall be governed by, the laws of the State of New York, without giving effect to the conflicts of law principles thereof.

8.6. Arbitration. Each party irrevocably submits that all disputes arising out of or relating to this Agreement shall be resolved through the American Arbitration Association in New York, New York. It is further agreed that each party will bear its own costs in connection with such arbitration.

8.7. Severability. Whenever possible, each provision or portion of any provision of this Employment Agreement, including those contained in Section 4 hereof, will be interpreted in such manner as to be effective and valid under applicable law but the invalidity or unenforceability of any provision or portion of any provision of this Employment Agreement in any jurisdiction shall not affect the validity or enforceability of the remainder of this Employment Agreement in that jurisdiction or the validity or enforceability of this Employment Agreement, including that provision or portion of any provision, in any other jurisdiction. In addition, should a court or arbitrator determine that any provision or portion of any provision of this Employment Agreement, including those contained in Section 4 hereof, is not reasonable or valid, either in period of time, geographical area, or otherwise, the parties hereto agree that such provision should be interpreted and enforced to the maximum extent which such court or arbitrator deems reasonable or valid.

8.8. Entire Agreement. From and after the Effective Date, this Employment Agreement constitutes the entire agreement between the parties hereto, and supersede all prior representations, agreements and understandings (including any prior course of dealings), both written and oral, between the parties hereto with respect to the subject matter hereof.

8.9. Counterparts. This Employment Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all such counterparts shall together constitute one and the same instrument.

8.10. Binding Effect. This Employment Agreement shall inure to the benefit of, and be binding on, the successors and assigns of each of the parties, including, without limitation, the Executive’s heirs and the personal representatives of the Executive’s estate and any successor to all or substantially all of the business and/or assets of the Company.

8.11. General Interpretive Principles. The name assigned this Employment Agreement and headings of the sections, paragraphs, subparagraphs, clauses and subclauses of this Employment Agreement are for convenience of reference only and shall not in any way affect the meaning or interpretation of any of the provisions hereof. Words of inclusion shall not be construed as terms of limitation herein, so that references to “include,” “includes” and “including” shall not be limiting and shall be regarded as references to non-exclusive and non-characterizing illustrations.

IN WITNESS WHEREOF, the parties have executed this Employment Agreement as of the date first written above.

HAWKER BEECHCRAFT CORPORATION

By:	/s/ Gail E. Lehman
Name:
Title:

/s/ James K. Sanders
James K. Sanders

Exhibit A

Release

1. In consideration of the payments and benefits to be made under the Employment Agreement, dated as of March 26, 2007 (the “Employment Agreement”), to which James K. Sanders (the “Executive”) and Hawker Beechcraft Corporation (the “Company”) (each of the Executive and the Company, a “Party” and collectively, the “Parties”) are parties, the sufficiency of which the Executive acknowledges, the Executive, with the intention of binding himself and his heirs, executors, administrators and assigns, does hereby release, remise, acquit and forever discharge the Company and each of its subsidiaries and affiliates (the “Company Affiliated Group”), their present and former officers, directors, executives, shareholders, agents, attorneys, employees and employee benefit plans (and the fiduciaries thereof), and the successors, predecessors and assigns of each of the foregoing (collectively, the “Company Released Parties”), of and from any and all claims, actions, causes of action, complaints, charges, demands, rights, damages, debts, sums of money, accounts, financial obligations, suits, expenses, attorneys’ fees and liabilities of whatever kind or nature in law, equity or otherwise, whether accrued, absolute, contingent, unliquidated or otherwise and whether now known or unknown, suspected or unsuspected, which the Executive, individually or as a member of a class, now has, owns or holds, or has at any time heretofore had, owned or held, arising on or prior to the date hereof, against any Company Released Party that arises out of, or relates to, the Employment Agreement, the Executive’s employment with the Company or any of its subsidiaries and affiliates, or any termination of such employment, including claims (i) for severance or vacation benefits, unpaid wages, salary or incentive payments, (ii) for breach of contract, wrongful discharge, impairment of economic opportunity, defamation, intentional infliction of emotional harm or other tort, (iii) for any violation of applicable state and local labor and employment laws (including, without limitation, all laws concerning unlawful and unfair labor and employment practices) and (iv) for employment discrimination under any applicable federal, state or local statute, provision, order or regulation, and including, without limitation, any claim under Title VII of the Civil Rights Act of 1964 (“Title VII”), the Civil Rights Act of 1988, the Fair Labor Standards Act, the Americans with Disabilities Act (“ADA”), the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), the Age Discrimination in Employment Act (“ADEA”), and any similar or analogous state statute, excepting only:

(A)	rights of the Executive arising under, or preserved by, this Release or Section 3 of the Employment Agreement;

(B)	the right of the Executive to receive COBRA continuation coverage in accordance with applicable law;

(C)	claims for benefits under any health, disability, retirement, life insurance or other, similar employee benefit plan (within the meaning of Section 3(3) of ERISA) of the Company Affiliated Group; and

(D)	rights to indemnification the Executive has or may have under the by-laws or certificate of incorporation of any member of the Company Affiliated Group or as an insured under any director’s and officer’s liability insurance policy now or previously in force.

2. The Executive acknowledges and agrees that the release of claims set forth in this Release is not to be construed in any way as an admission of any liability whatsoever by any Company Released Party, any such liability being expressly denied.

3. The release of claims set forth in this Release applies to any relief no matter how called, including, without limitation, wages, back pay, front pay, compensatory damages, liquidated damages, punitive damages, damages for pain or suffering, costs, and attorneys’ fees and expenses.

4. The Executive specifically acknowledges that his acceptance of the terms of the release of claims set forth in this Release is, among other things, a specific waiver of his rights, claims and causes of action under Title VII, ADEA, ADA and any state or local law or regulation in respect of discrimination of any kind; provided, however, that nothing herein shall be deemed, nor does anything contained herein purport, to be a waiver of any right or claim or cause of action which by law the Executive is not permitted to waive.

5. As to rights, claims and causes of action arising under the ADEA, the Executive acknowledges that he has been given but not utilized a period of twenty-one (21) days to consider whether to execute this Release. If the Executive accepts the terms hereof and executes this Release, he may thereafter, for a period of seven (7) days following (and not including) the date of execution, revoke this Release as it relates to the release of claims arising under the ADEA. If no such revocation occurs, this Release shall become irrevocable in its entirety, and binding and enforceable against the Executive, on the day next following the day on which the foregoing seven-day period has elapsed. If such a revocation occurs, the Executive shall irrevocably forfeit any right to payment of the Severance Payments (as defined in the Employment Agreement), but the remainder of the Employment Agreement shall continue in full force.

6. Other than as to rights, claims and causes of action arising under the ADEA, the release of claims set forth in this Release shall be immediately effective upon execution by the Executive.

7. The Executive acknowledges and agrees that he has not, with respect to any transaction or state of facts existing prior to the date hereof, filed any complaints, charges or lawsuits against any Company Released Party with any governmental agency, court or tribunal.

8. The Executive acknowledges that he has been advised to seek, and has had the opportunity to seek, the advice and assistance of an attorney with regard to the release of claims set forth in this Release, and has been given a sufficient period within which to consider the release of claims set forth in this Release.

9. The Executive acknowledges that the release of claims set forth in this Release relates only to claims which exist as of the date of this Release.

10. The Executive acknowledges that the Severance Payments he is receiving in connection with the release of claims set forth in this Release and his obligations under this Release are in addition to anything of value to which the Executive is entitled from the Company.

11. Each provision hereof is severable from this Release, and if one or more provisions hereof are declared invalid, the remaining provisions shall nevertheless remain in full force and effect. If any provision of this Release is so broad, in scope, or duration or otherwise, as to be unenforceable, such provision shall be interpreted to be only so broad as is enforceable.

12. This Release constitutes the complete agreement of the Parties in respect of the subject matter hereof and shall supersede all prior agreements between the Parties in respect of the subject matter hereof except to the extent set forth herein.

13. The failure to enforce at any time any of the provisions of this Release or to require at any time performance by another party of any of the provisions hereof shall in no way be construed to be a waiver of such provisions or to affect the validity of this Release, or any part hereof, or the right of any party thereafter to enforce each and every such provision in accordance with the terms of this Release.

14. This Release may be executed in several counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument. Signatures delivered by facsimile shall be deemed effective for all purposes.

15. This Release shall be binding upon any and all successors and assigns of the Executive and the Company.

16. Except for issues or matters as to which federal law is applicable, this Release shall be governed by and construed and enforced in accordance with the laws of the State of New York without giving effect to the conflicts of law principles thereof.

[signature page follows]

IN WITNESS WHEREOF, this Release has been signed by or on behalf of each of the Parties, all as of

HAWKER BEECHCRAFT CORPORATION

By:
Name:
Title:

James K. Sanders